Exhibit 21.1

AvePoint, Inc.

List of Material Subsidiaries

Subsidiary	Jurisdiction

AvePoint AU Pty Ltd.	Australia
AvePoint Beijing Technology Ltd.	China
AvePoint Benelux	Netherlands
AvePoint Canada Ltd.	Canada
AvePoint Deutschland GmbH	Germany
MaivenPoint Pte. Ltd.	Singapore
AvePoint France	France
AvePoint Holding Limited	United Kingdom
AvePoint Holdings USA, LLC	Virginia (United States)
AvePoint Japan K.K.	Japan
AvePoint Manila	Philippines
AvePoint Public Sector, Inc.	Virginia (United States)
AvePoint Singapore Pte. Ltd.	Singapore
AvePoint South Africa	South Africa
AvePoint Sweden	Sweden
AvePoint Switzerland	Switzerland
AvePoint Technology Changchun Co. Ltd.	China
AvePoint UK, Ltd.	United Kingdom
AvePoint Vietnam Company Ltd.	Vietnam
Shanghai AvePoint Software Technology Corporation Limited	China
AvePoint Ventures, LLC	Virginia (United States)
tyGraph Ltd.	Canada
tyGraph Incorporated	Delaware (United States)
AvePoint Korea Co., Ltd.	Korea
I-Access Solutions Pte. Ltd.	Singapore
Combined Knowledge Limited	United Kingdom